Contact:     Bobbie Egan                                    Nov. 8, 2013
Alaska Airlines
(206) 392-5101

Alaska Air Group Elects Helvi Sandvik to Board of Directors

SEATTLE - The Alaska Air Group board has elected Helvi Sandvik to serve as a director, effective immediately. Sandvik is president of NANA Development Corp., an Alaska Native corporation involved in engineering and construction, resource development, facilities management, real estate and hotel development, and information technology and telecommunications.
“We’re delighted to welcome Helvi to the Alaska Air Group board,” said Phyllis Campbell, the board’s lead director. “With her business background, her involvement in aviation, and her lifelong association with our company’s namesake state, Helvi will bring a valuable perspective to the board.”
Sandvik is originally from the village of Kiana in northwestern Alaska. She joined NANA Development Corp. in 1995 after serving for 12 years with the Alaska Department of Transportation in a variety of roles, including director of statewide aviation and as deputy commissioner. Sandvik is a trustee for the Aqqaluk Trust, a former commissioner of the U.S. Arctic Research Commission and former chair of the Seattle branch of the Federal Reserve Bank of San Francisco.
She was honored as a laureate in the Junior Achievement Alaska Business Hall of Fame in 2007 and was named the William A. Egan Outstanding Alaskan of the Year by the Alaska State Chamber of Commerce in 2010.
“I have long been an admirer of Alaska Air Group, and am excited about the opportunity to serve on the board,” Sandvik said.
Alaska Airlines, a subsidiary of Alaska Air Group (NYSE: ALK), together with its partner regional airlines, serves nearly 100 cities through an expansive network in Alaska, the Lower 48, Hawaii, Canada and Mexico. Alaska Airlines has ranked “Highest in Customer Satisfaction Among Traditional Network Carriers” in the J.D. Power and Associates North America Airline Satisfaction StudySM for six consecutive years from 2008 to 2013. For reservations, visit www.alaskaair.com. For more news and information, visit the Alaska Airlines Newsroom at www.alaskaair.com/newsroom.

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